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                                                                      Exhibit 21
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                        Subsidiaries of the Registrant

OPNET Analysis, Inc. (formerly MIL 3 Analysis, Inc.), a corporation organized under the laws of the State of Delaware.

MIL 3 International Limited, a corporation organized under the laws of Barbados.

OPNET Technologies Societe par Actions Simplifiee, a corporation organized under the laws of the Republic of France.

OPNET Technologies Limited, a company organized under the laws of England and Wales.

OPNET Development Corp., a company organized under the laws of the State of Delaware.